Exhibit 16.1

January 31, 2011

Securities & Exchange Commission
Washington D.C. 20549

Ladies and Gentlemen,

We have read the statements included under Item 14 in the attached Form 10 of Global Pari-Mutuel Services, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements therein insofar as they relate to our firm. We are not in a position to agree or disagree with the statements regarding the engagement of Friedman LLP.

/s/ HANSEN, BARNETT & MAXWELL, P.C.
HANSEN, BARNETT & MAXWELL, P.C.